Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 18, 2011 relating to the consolidated financial statements of Apollo Global Management, LLC for the year ended December 31, 2010 appearing in the prospectus dated March 21, 2011 to Registration No. 333-150141 on Form S-1 of Apollo Global Management, LLC.

/s/ DELOITTE & TOUCHE LLP

New York, New York

March 29, 2011